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                                                                    EXHIBIT 23.6

                    [LETTERHEAD OF BEAR, STEARNS & CO. INC.]

                       CONSENT OF BEAR, STEARNS & CO. INC.

June 23, 1999

Board of Directors
General Dynamics Corporation
3190 Fairview Park Drive
Falls Church, Virginia 22042

       Re: Registration Statement of General Dynamics Corporation relating to the Agreement and Plan of Merger, dated as of May 16, 1999, among General Dynamics Corporation, Tara Acquisition Corporation, a wholly-owned subsidiary of General Dynamics Corporation, and Gulfstream Aerospace Corporation

Ladies and Gentlemen:

              We refer to our opinion letter, dated May 13, 1999, with respect to the merger of a newly-formed subsidiary of General Dynamics Corporation with and into Gulfstream Aerospace Corporation, with Gulfstream Aerospace Corporation continuing as the surviving corporation in the merger as a wholly-owned subsidiary of General Dynamics Corporation.

              We hereby consent to the reference to the foregoing opinion letter under the captions "Summary -- Opinions of Financial Advisors," "The Merger -- Background of the Merger," "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors" and "The Merger -- Opinion of Financial Advisor to General Dynamics," in, and to the inclusion of such opinion letter as Appendix D to the Joint Proxy Statement/Prospectus that is part of the above referenced Registration Statement. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Bear, Stearns & Co. Inc.


                                       By:   /s/ Michael J. Urfirer
                                             -----------------------------------
                                             Senior Managing Director